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EXHIBIT 10.15 - Radio Design Group Agreement

RF DESIGN & CONSULTING AGREEMENT

This Agreement is made effective as of August 3, 2001, by and between Conectisys of 24307 Magic Mountain Parkway, Suite 41, Valencia, California 91355, and Radio Design Group, Inc., 1829 Hubbard Lane, Grants Pass, Oregon 97527.

In this Agreement, the party who is contracting to receive services shall be referred to as "Conectisys", and the party who will be providing the services shall be referred to as "Radio Design Group".

Radio Design Group has a background in RF and wireless design and consulting and is willing to provide services to Conectisys based on this background.

Conectisys desires to have services provided by Radio Design Group.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on August 20, 2001, Radio Design Group will provide the following services, (collectively the "Services"): RF design and design consulting for the re-design of the H-Net project, a wireless reading system for power meters. Network system design and software is not included under this agreement, but is the responsibility of Conectisys.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Radio Design Group shall be determined by Radio Design Group. Conectisys will rely on Radio Design Group to work as many hours as may be reasonably necessary to fulfill Radio Design Group's obligations under this Agreement.

3. PAYMENT.

a.	Terms.

Conectisys will pay a fee to Radio Design Group based on $150.00 per hour for all engineering services. All payments will be in U.S. funds, drawn on a U.S. bank, unless other provisions have been made in writing. This fee shall be payable on a Net 15 basis, or as specified in paragraphs 3b through 3d below. Late payments will be invoiced for a service charge of 1.5 percent per month. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Radio Design Group shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Radio Design Group has not yet been paid. Any deposit required will be acknowledged by a receipt, and will be credited against final invoices.

b.  Awards For Timely Performance/Penalties For Late Performance.

For each day that Radio Design Group completes the H-Net project as described herein ahead of schedule, (completion date being April 19, 2002, assuming deposit is received by August 27, 2001), Conectisys shall pay Radio Design Group $500.00 per day as a performance award for early completion. Conversely, for each day that Radio Design Group fails to complete the H-Net project as scheduled, Radio Design Group shall pay a penalty of $1000.00 per day to Conectisys with a limit of $30,000.00 as the maximum penalty.

c.  Deposit/Late Payment

Conectisys aggress to make a $50,000.00 deposit at the start of work. Conectisys further agrees that for each day that Conectisys fails to make timely payment pursuant to paragraph 3 (a) herein, (payment terms of net 15 days with an additional five (5) day grace period) on any Radio Design Group scheduled weekly invoice, the scheduled completion date of the H-Net project shall be moved one day into the future.

d. Maximum Total Invoice Payment/Final Payment

Conectisys shall be obligated to pay only up to $170,000.00 in scheduled invoices prior to the completion of the H-Net project. Upon successful completion of the H-Net project Conectisys shall pay any remaining invoices with the addition of any performance award for early completion or the deletion for any penalties deducted for late completion from the final payment.

4. EXPENSE REIMBURSEMENT. Radio Design Group shall be entitled to reimbursement from Conectisys for all "out-of-pocket" expenses. Such expenses shall be approved by Conectisys in advance.

5. WARRANTIES. Conectisys acknowledges that the work being contracted for is developmental in nature, and as such, no warranties regarding specific applicabilities or performances can be made by Radio Design Group, Inc. Conectisys agrees that if any part of the scope of work under which this Agreement was made is changed by Conectisys, then costs and schedules may have to be re-negotiated, and Radio Design Group, Inc. has the right to terminate this Agreement if agreement on revised terms cannot be reached.

6. TERM/TERMINATION. This Agreement shall terminate automatically upon completion by Radio Design Group of the Services required by this Agreement.

7. RELATIONSHIP OF PARTIES. It is understood by the parties that Radio Design Group is an independent contractor with respect to Conectisys and not an employee of Conectisys. Conectisys will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Radio Design Group.

8. ASSIGNMENT. Radio Design Group's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Conectisys. Conectisys's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Radio Design Group, Inc.

9. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property"):

a. Consultant's Intellectual Property. Radio Design Group personally holds an interest in the Intellectual Property that is described on the attached Exhibit B and which is not subject to this Agreement. Such property shall be covered under a separate license agreement.

b. Development of Intellectual Property. Any new items of Intellectual Property discovered or developed by Radio Design Group (or Radio Design Group's employees, if any) under the terms of this Agreement shall be the property of Conectisys, subject to complete payment of all outstanding invoices.

10. CONFIDENTIALITY. Each party recognizes that the other has and will have the following information: - inventions - products - prices - apparatus - costs
- discounts - future plans - business affairs - trade secrets - technical information - product design information - copyrights and other proprietary information (collectively, "Information") which are valuable, special and unique assets of each party. Both parties agree that they will not at any time or in any manner, either directly or indirectly, use any Information of the other party for their own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the original disclosing party. Both parties will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

11. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that either party has disclosed (or has threatened to disclose) Information in violation of this Agreement, the other party shall be entitled to an injunction to restrain Radio Design Group from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. The original disclosor shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

12. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement for a period of 2 years, unless otherwise specified in writing.

13. RETURN OF RECORDS. Upon termination of this Agreement, at Conectisys's written request, Radio Design Group shall deliver all records, notes, data, memorandum, models, and equipment of any nature that are in Radio Design Group's possession or under Radio Design Group's control and that are Conectisys's property or relate to Conectisys's business.

14. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, or by facsimile addressed as follows:

Company:

Conectisys
Robert A. Spigno CEO
Conectisys
24307 Magic Mountain Parkway
Suite 41
Valencia, CA  91355
(661) 295-6763
Fax (661) 295-5981

Consultant:

Radio Design Group, Inc.
James R. Hendershot President
1829 Hubbard Lane Grants
Pass, Oregon 97527
(541) 471-1100
Fax (541) 471-3489

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

15. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

16. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

17. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

18. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

19. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Oregon.


Conectisys



By: ____________________________________________________
    Robert A. Spigno
    Conectisys CEO



Radio Design Group, Inc.



By: ____________________________________________________
    James R. Hendershot
    Radio Design Group, Inc. President